Exhibit 99.B(n)

Multi-Class Plan for Pacific Funds Series Trust
(as Amended and Restated July 31, 2019)

WHEREAS, Pacific Funds Series Trust (formerly named Pacific Life Funds) (the “Trust” or “Pacific Funds”) engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, in accordance with the Trust’s Declaration of Trust, shares of beneficial interest of the Trust may be divided into series, and shares of each of those series may be further dividend into classes, such series and classes to be set forth on Schedule A hereto (each a “Fund,” collectively the “Funds”), which Schedule may be amended from time to time by the approval of the Trust’s Board of Trustees and was last amended March 22, 2019;

WHEREAS, pursuant to an amended and restated distribution agreement dated January 1, 2007, the Trust on behalf of each Fund employs Pacific Select Distributors, LLC (the “Distributor”) as distributor of the securities of which it is the issuer;

WHEREAS, the Trust’s multiple class plan pursuant to Rule 18f-3 under the Act with respect to each of the Funds was last amended and restated effective March 22, 2019; and

WHEREAS, the Board of Trustees of the Trust desires to amend and restate the plan as specified herein,

NOW, THEREFORE, the Trust hereby adopts, on behalf of the Funds, an amended and restated plan pursuant to Rule 18f-3 under the Act, on the following terms and conditions (the “Plan”):

1.         Features of the Classes. Each Fund may offer such share classes as set forth on Schedule A, as that schedule may be amended from time to time via written approval of the Trust’s Board of Trustees.

Shares of each class of a Fund shall represent an equal pro rata interest in such Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class shall bear any Class Expenses, as defined in section 4 below; and (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to it or its distribution and/or servicing arrangement and each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, each class shall have the attributes described in Sections 2, 3, 5 and 6 below. A class of shares of a Fund may have attributes in one Fund that are different from the attributes attributable to that same-named class in another Fund, to the extent consistent with applicable legal requirements. Particular classes of shares of a Fund shall be available to such categories of investors as are specified from time to time in the Fund’s then-current prospectus, as may be amended or supplemented from time to time.

2. Sales Charge Structure.

(a) Class A Shares. Class A shares of each applicable Fund shall be offered at the then-current net asset value plus a front-end sales charge. The front-end sales charge shall be in such amount as is disclosed in an applicable Fund’s current prospectus and statement of additional information, as may be amended or supplemented from time to time, and shall be subject to waiver or reductions for larger purchases and such waivers or reductions as are disclosed in an applicable Fund’s current prospectus and statement of additional information, as may be amended or supplemented from time to time, and as permitted by Rule 22d-1 under the Act. Class A shares generally shall not be subject to a contingent deferred sales charge provided, however, that such a charge may be imposed when the front-end sales charge was waived on the purchase of shares and those shares are redeemed within a certain period of time from the date of purchase and/or in such other cases as are disclosed in an applicable Fund’s current prospectus and statement of additional information, as may be amended or supplemented from time to time, subject to the supervision of the Trust’s Board of Trustees.

(b) Class C Shares. Class C shares of each applicable Fund shall be offered at the then-current net asset value without the imposition of a front-end sales charge. A contingent deferred sales charge in such amount as is described in the applicable Fund’s current prospectus and statement of additional information, as may be amended or supplemented from time to time, shall be imposed on Class C shares, subject to such waivers or reductions as are described in the applicable Fund’s current prospectus and statement of additional information, as may be amended or supplemented from time to time and as permitted by Rule 22d-1 under the Act, subject to the supervision of the Trust’s Board of Trustees.

(c) Class I Shares. Class I shares of each applicable Fund shall be offered at the then-current net asset value without the imposition of a front-end sales charge, and Class I shares shall not be subject to a contingent deferred sales charge, provided, however, that such charge(s) may be imposed in such circumstances as may be approved by the Trust’s Board of Trustees and as disclosed in the Fund’s current prospectus and statement of additional information, as may be amended or supplemented from time to time.

(d) Class P and Class S Shares. Class P and Class S shares of each applicable Fund shall be offered at the then-current net asset value without the imposition of a front-end sales charge. Class P and Class S shares shall not be subject to a contingent deferred sales charge.

(e) Advisor Class Shares. Advisor Class shares of each applicable Fund shall be offered at the then-current net asset value without the imposition of a front-end sales charge, and Advisor Class shares shall not be subject to a contingent deferred sales charge, provided, however, that such charge(s) may be imposed in such circumstances as may be approved by the Trust’s Board of Trustees and as disclosed in the Fund’s current prospectus and statement of additional information, as may be amended or supplemented from time to time.

3. Distribution and Service Plans.

(a) Each class of shares other than Class P, Class S, Class I and Advisor Class shares has adopted a Distribution and Service Plan pursuant to Rule 12b-1 under the Act, a Distribution Plan pursuant to Rule 12b-1 under the Act or a non-Rule 12b-1 Service Plan, each with the terms as set forth in the applicable Service Plan, Distribution Plan or Distribution and Service Plan, as approved by the Trust’s Board of Trustees, and as such Plans may be amended from time to time.

(b) Distribution Services and Service Activities.

(i) As used herein, the term “distribution services” shall include services rendered by the distributor as distributor of the shares of a Fund in connection with any activities or expenses primarily intended to result in the sale of shares of a Fund, including, but not limited to, compensation to registered representatives or other employees of the Distributor, to other broker-dealers and other financial institutions that have entered into an authorized dealer agreement with the Distributor, compensation to and expenses of employees of the Distributor who engage in or support distribution of the Funds’ shares; telephone expenses; interest expense; printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials; and profit and overhead on the foregoing.

(ii) As used herein, the term “service activities” shall mean activities in connection with the provision of personal, continuing services to investors in each Fund and/or maintenance of shareholder accounts (including transfer agent and sub-transfer agent services for beneficial owners of shares of a Fund, aggregating and processing purchase and redemption orders, providing beneficial owners with account statements, processing dividend payments, providing sub-accounting services for Fund shares held beneficially, forwarding shareholder communications to beneficial owners and receiving, tabulating and transmitting proxies executed by beneficial owners); provided, however, that if the Financial Industry Regulatory Authority, Inc. (“FINRA”) adopts a definition of “service fees” for purposes of FINRA Rule 2341 that differs from the definition of “service activities” hereunder, or if FINRA adopts a related definition intended to define the same concept, the definition of “service activities” in this paragraph (b)(ii) shall be automatically amended, without further action of the Board of Trustees, to conform to such definition. Overhead and other expenses of the Distributor related to its “service activities,” including telephone and other communications expenses (including maintenance of websites through which shareholders can obtain information about the Funds and their accounts), may be included in the information regarding amounts expended for such activities.

4. Allocation of Income and Expenses.

(a) The gross income of each Fund shall, generally, be allocated to each class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses as defined below which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of the Fund. These expenses include:

(1)  Expenses incurred by the Trust (for example, fees of Trustees, auditors and legal counsel) not attributable to a particular Fund or to a particular class of shares of a Fund (“Trust Level Expenses”); and

(2)  Expenses incurred by a Fund not attributable to any particular class of the Fund’s shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund’s assets) (“Fund Expenses”).

(b) Expenses attributable to a particular class (“Class Expenses”) shall be limited to: (i) payments made pursuant to a Rule 12b-1 plan or a non-Rule 12b-1 service plan; (ii) transfer agent fees attributable to a specific class; (iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific class; (iv) state notice registration fees incurred by a class; (v) SEC registration fees incurred by a class; (vi) the expense of administrative personnel and services to support the shareholders of a specific class; (vii) litigation or other legal expenses relating solely to one class; and (viii) Trustees’ fees incurred as a result of issues relating to one class. Expenses in category (i) above must be allocated to the class for which such expenses are incurred. All other “Class Expenses” listed in categories (ii)-(viii) above may be allocated to a class but only if the Trust’s president or principal financial officer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the Act and the Internal Revenue Code, as amended (the “Code”).

Therefore, expenses of a Fund shall be apportioned to each class of shares depending on the nature of the expense item. Trust Level Expenses and Fund Expenses will be allocated among the classes of shares based on their relative net asset values. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes.

Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to a Fund for allocation among classes, as determined by the Board of Trustees. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Trust in light of the requirements of the Act and the Code. The Trust reserves the right to utilize any other appropriate method to allocate income and expenses among the classes, including those specified in Rule 18f-3(c)(1) under the Act, provided that a majority of the Trustees, including a majority of those Trustees of the Trust who are not “interested persons” of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan, determine that the method is fair to shareholders of each class and that the annualized rate of return of each class will generally differ from that of the other classes only by the expense differentials among the classes.

5. Exchange Privileges.  Exchanges of share classes shall be permitted between the Funds as follows: shares of a Fund generally may be exchanged for shares of the same class of another Fund; and, depending upon the Fund from which and into which an exchange is being made and when the shares were purchased, shares being acquired in an exchange may be acquired at their offering price or at their net asset value.  Exchange privileges amongst the Funds are subject to such exceptions and such terms and limitations as are disclosed in a Fund’s current prospectus and statement of additional information, as may be amended or supplemented from time to time. The Trust may in the future impose a transactional fee for exchanges upon approval by the Board of Trustees, which would be charged against the amount a shareholder exchanges. If a shareholder exchanges and subsequently redeems his or her shares, any applicable contingent deferred sales charge will be based on the original purchase date(s) of shares exchanged. The share exchange privilege shall be administered as described in a Fund’s current prospectus and statement of additional information, as may be amended or supplemented from time to time.

Shares of a Fund may also be exchanged directly for shares of another class of the same Fund, subject to any applicable sales charge, as described in the Fund’s current prospectus and statement of additional information, as may be amended or supplemented from time to time, subject to the discretion of the Fund’s distributor.

6. Conversion Features. A Fund shareholder’s Class C shares will automatically convert to Class A shares on approximately the first business day of the month following the sixth anniversary in which the issuance of the Class C shares occurred, together with a pro rata portion of all Class C shares representing dividends and other distributions paid in additional Class C shares. The conversion of Class C shares into Class A shares may be suspended or discontinued by the Board of Trustees in the event that counsel to the Trust determines that, in light of applicable law or regulation, there is a significant risk that such conversion would be a taxable event to converting shareholders. The Class C shares so converted will no longer be subject to the higher expenses borne by Class C shares. The conversion will be effected at the relative net asset values per share of the two classes.

7. Quarterly and Annual Reports. The Trustees shall receive quarterly and annual statements concerning all allocated Class Expenses and distribution and/or servicing expenditures paid under a 12b-1 plan complying with paragraph (b)(3)(ii) of Rule 12b-1, as it may be amended from time to time. Service payments paid under a non-12b-1 service plan will be reported to the Trustees in a statement, the form of which shall be determined from time to time by the Trustees and the Distributor. The statements, including the allocations upon which they are based, shall be subject to the review and approval of the independent Trustees in the exercise of their fiduciary duties.

8. Waiver or Reimbursement of Expenses. Expenses may be waived or reimbursed by any adviser to the Trust, by the Trust’s Distributor or any other provider of services to the Trust without the prior approval of the Trust’s Board of Trustees, provided such waiver is consistent with applicable requirements under the Act and the Code.

9. Effectiveness of Plan. This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not “interested persons” of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

10. Material Modifications. This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in Section 9 of this Plan.

11. Limitation of Liability. The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or any Fund under this Plan, and the Distributor or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Funds in settlement of such right or claim, and not to such Trustees or shareholders.

Effective Date:  July 31, 2019

SCHEDULE A
(to Multi-Class Plan for Pacific Funds Series Trust)

Fund Name	Share Class(es)

Pacific FundsSM Portfolio Optimization Conservative
Pacific FundsSM Portfolio Optimization Moderate-Conservative
Pacific FundsSM Portfolio Optimization Moderate
Pacific FundsSM Portfolio Optimization Growth
Pacific FundsSM Portfolio Optimization Aggressive-Growth

A, C, Advisor
Pacific FundsSM Core Income Pacific FundsSM Floating Rate Income Pacific FundsSM High Income	A, C, I, Advisor, P
Pacific FundsSM Short Duration Income Pacific FundsSM Strategic Income	A, C, I, Advisor
Pacific FundsSM Ultra Short Income	I, Advisor
Pacific FundsSM Diversified Income	Advisor
Pacific FundsSM Large-Cap Pacific FundsSM Large-Cap Value Pacific FundsSM Small/Mid-Cap Pacific FundsSM Small-Cap Pacific FundsSM Small-Cap Value Pacific FundsSM Small-Cap Growth	A, C, Advisor, S, P

PF Small-Cap Value Fund
PF Emerging Markets Fund
PF Developing Growth Fund
PF International Value Fund
PF Large-Cap Value Fund
PF Short Duration Bond Fund
PF Growth Fund
PF Mid-Cap Equity Fund
PF International Large-Cap Fund
PF International Small-Cap Fund
PF Managed Bond Fund
PF Inflation Managed Fund
PF Real Estate Fund
PF Emerging Markets Debt Fund
PF Currency Strategies Fund
PF Multi-Asset Fund
PF Multi-Fixed Income Fund

P

Effective:  July 31, 2019